Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the common shares of Rare Element Resources Ltd., and that this Agreement be included as an Exhibit to such joint filing.

Each of the undersigned acknowledges that each shall be responsible for the timely filing of any statement (including amendments) on Schedule 13D, and for the completeness and accuracy of the information concerning him, her, or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other persons making such filings, except to the extent that he, she, or it knows or has reason to believe that such information is inaccurate.

Dated: October 18, 2017

SYNCHRON

By: /s/ Kenneth J. Mushinski
	Name:	Kenneth J. Mushinski
	Title:	President

GENERAL ATOMIC TECHNOLOGIES CORPORATION

By: /s/ James N. Blue
	Name:	James N. Blue
	Title:	Director, Chairman and President

TENAYA CORPORATION

By: /s/ James N. Blue
	Name:	James N. Blue
	Title:	Chairman, Director and President